Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces First Quarter Earnings of $2.6 Million
And Increased Quarterly Cash Dividend of $0.09 Per Share

•	Net income for the three months ended March 31, 2016 totaled $2.6 million, or $0.32 per diluted share, compared to $2.5 million, or $0.30 per diluted share, for the same period in 2015.

•
Gross loans outstanding at March 31, 2016, excluding loans held for sale, totaled $804.7 million an increase of $23.0 million, or 11.8% on annualized basis, as compared to the balance at December 31, 2015 of $781.7 million. On a year-over-year basis, gross loans outstanding at March 31, 2016 increased 10.6% as compared to the balance at March 31, 2015.

•	The allowance for loan losses represented 1.66% of total loans outstanding and 83.9% of nonaccrual loans at March 31, 2016.

•	Noninterest income, excluding securities gains, totaled $4.2 million for the three months ended March 31, 2016, a 10.6% increase over the same period in 2015, with increases in all revenue categories.

•
The Board of Directors declared a cash dividend of $0.09 per common share, payable May 20, 2016 to shareholders of record as of May 11, 2016, an increase of 12.5% and 28.5% over the dividends declared in the first quarter of 2016 and second quarter of 2015, respectively.

SHIPPENSBURG, PA (April 28, 2016) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months ended March 31, 2016. Net income was $2.6 million for the three months ended March 31, 2016, a 4.8% increase over the $2.5 million earned for the same period in 2015. On a diluted earnings per share basis, net income was $0.32 and $0.30 for the three months ended March 31, 2016 and 2015.

Both periods’ earnings were favorably impacted by gains on sales of securities, which totaled $1.4 million and $1.5 million for the three months ended March 31, 2016 and 2015. For both periods, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to realize earnings through gains, while funding loan growth.

Thomas R. Quinn, Jr., President and Chief Executive Officer, commented, “In the first quarter we continued the momentum we established last year, growing loans by nearly 12%  and deposits more than 6% on an annualized basis.  Our fee income businesses, Mortgage and Orrstown Financial Advisors, also positively impacted earnings, contributing to first quarter growth in noninterest income of 10.5%.  We believe we are well positioned to create additional long-term shareholder value as we begin to integrate new teams in Dauphin and Lancaster Counties and fill the void in the community banking space created by several significant bank mergers over the past two years.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.7 million for the three months ended March 31, 2016, a 4.0% increase compared to the same period in 2015. Net interest margin on a fully tax-equivalent basis was 3.06% for the three months ended March 31, 2016, compared to 3.18% for the same period in 2015. Despite higher average balances in loans during 2016 as compared to 2015 and a 25 basis point increase in the prime lending rate between the two periods, the effect of the flattening yield curve negatively impacted the Company's net interest margin for the period. Maturing loan proceeds were generally reinvested at lower rates due to competitive market conditions. Lowering rates on interest bearing liabilities was not feasible, as they are generally more influenced by changes in short term interest rates, resulting in an increase in funding costs. The cost of interest bearing liabilities increased 12 basis points from 40 basis points for the three months ended March 31, 2015 to 52 basis points for the same period in 2016.

Provision for Loan Losses

The Company recorded no provision for loan losses during the three months ended March 31, 2016 and 2015. In determining the required provision for loan losses, both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. Favorable historical charge-off data combined with stable economic and market conditions has resulted in the determination that no additional provision for loan losses was required to offset net charge-offs and no additional reserves were needed on impaired loans, or for loan growth experienced during both periods.

Asset quality ratios have remained strong. The allowance for loan losses of $13.3 million at March 31, 2016 represents 1.66% of total loans, as compared to $13.6 million at December 31, 2015, or 1.74% of total loans. Despite the decrease in the reserve balance, coverage on nonperforming loans increased slightly from 82.0% at December 31, 2015 to 83.9% at March 31, 2016 as nonaccrual loans decreased. Classified loans, defined as loans rated substandard, doubtful or loss, totaled $24.4 million at March 31, 2016, or approximately 3.0% of total loans outstanding, and decreased from $25.3 million at December 31, 2015, or 3.2% of loans outstanding.

Noninterest Income

Total noninterest income, excluding securities gains, totaled $4.2 million for the three months ended March 31, 2016, a 10.6% increase from the $3.8 million earned in the same period in 2015. Service charges on deposit accounts increased $110 thousand for the three months ended March 31, 2016 to $1.3 million compared to the corresponding period in 2015, due principally to revenues generated from new product offerings and higher interchange fees associated with increased usage. Trust department and brokerage income was $1.8 million for the three months ended March 31, 2016, an increase of $101 thousand, or 6.0%, from the same period in 2015. Revenues were favorably impacted in 2016 by the recognition of several estate fees, which resulted in volatility between periods. Favorable real estate and interest rate market conditions led to the increases in mortgage banking revenues, which generated income of $642 thousand for the three months ended March 31, 2016, compared to $520 thousand for the corresponding period in 2015.

Securities gains totaled $1.4 million for the three months ended March 31, 2016, compared to $1.5 million for the same period in 2015. For all periods, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to accelerate earnings on securities through gains, while also meeting the funding requirements of lending activity.

Noninterest expenses

Noninterest expenses totaled $11.1 million and $10.5 million for three months ended March 31, 2016 and 2015. Salaries and employee benefits increased $283 thousand or 4.8%, from $5.9 million for the three months ended March 31, 2015 to $6.2 million for the same period in 2016. The higher expenses in 2016 were impacted by merit increases, additional employees, as well as higher costs associated with incentive based compensation as additional share-based awards were granted and the prior year's awards had a full quarters' worth of expense in 2016. Data processing costs of $635 thousand for the three months ended March 31, 2016, increased $124 thousand compared to $511 thousand for the same period in 2015. The increase in costs is reflective of overall higher volumes and costs associated with new and more sophisticated product and service offerings. Advertising and bank promotion expense increased from $245 thousand for the three months ended March 31, 2015 to $456 thousand for corresponding period in 2016, due primarily to $100 thousand of incremental educational improvement tax credit ("EITC") contributions that carried over to the first quarter of 2016, and increased expenditures as we continue to promote the Orrstown brand in the markets we presently serve. Other operating expenses of $1.5 million for the three months ended March 31, 2016 exceeded the corresponding period in the prior year by $155 thousand, principally due to an increase in directors’ compensation that resulted from the issuance of restricted stock and two additional directors, and an increase in off balance sheet reserves needed on loan commitments that have not yet funded, consistent with the growth we have seen in on our loan portfolio.

Offsetting the unfavorable variances was a $71 thousand decrease in taxes, other than income, which declined from $226 thousand for the three months ended March 31, 2015 to $155 thousand for the three months ended March 31, 2016. As a result of the incremental EITC contributions made in the first quarter of 2016, a corresponding $90 thousand credit was recognized on our Bank Shares Tax liability, and reduced the tax expense for the period.

Income Taxes

Income tax expense totaled $614 thousand, or an effective tax rate of 19.2%, for the three months ended March 31, 2016, compared to $715 thousand, or 22.5% of pre-tax earnings, for the three months ended March 31, 2015. The Company’s effective tax rate is significantly less than the federal statutory rate of 35.0% principally due to tax-free income, including interest earned on tax-free loans and securities, and earnings on the cash surrender value of life insurance policies. The lower effective tax rate for the three months ended March 31, 2016 compared to the same period in 2015 is the result of a larger percentage of pre-tax income being tax-free, combined with additional federal income tax credits in the current year’s results.

FINANCIAL CONDITION

Assets totaled $1.3 billion at March 31, 2016 and December 31, 2015. Although total assets have remained consistent between periods, the composition of the balance sheet has changed. Securities available for sale declined from $394.1 million at December 31, 2015 to $327.6 million at March 31, 2016. As a result of interest rate market conditions, the Company liquidated its government sponsored enterprise commercial mortgage obligations portfolio of $63.6 million at December 31, 2015 at a gain of $1.4 million, and used the proceeds to fund loan demand, including liquidity for loans that will fund after the end of the quarter.

Gross loans, excluding those held for sale, totaled $804.7 million at March 31, 2016, an increase of $23.0 million, or 2.9% (11.8% annualized), from $781.7 million at December 31, 2015. In comparison to March 31, 2015’s loan balance of $727.8 million, loans increased $77.0 million, or 10.6%.

A summary of loan balances, by loan class within segments, is as follows at March 31, 2016, December 31, 2015 and March 31, 2015:

(Dollars in thousands)	March 31, 2016	December 31, 2015	March 31, 2015

Commercial real estate:
Owner-occupied	$106,464	$103,578	$111,399
Non-owner occupied	154,731	145,401	150,921
Multi-family	37,664	35,109	28,943
Non-owner occupied residential	54,834	54,175	48,806
Acquisition and development:
1-4 family residential construction	7,270	9,364	5,883
Commercial and land development	42,245	41,339	26,239
Commercial and industrial	77,277	73,625	48,742
Municipal	62,302	57,511	60,661
Residential mortgage:
First lien	125,706	126,022	125,752
Home equity – term	16,578	17,337	19,912
Home equity – lines of credit	111,770	110,731	94,623
Installment and other loans	7,862	7,521	5,872
	$804,703	$781,713	$727,753

Growth was experienced in nearly all loan segments from December 31, 2015 to March 31, 2016, with the largest increase coming in the commercial real estate segment, which grew by $15.4 million, representing two-thirds of the total loan growth. The Company’s increased sales efforts and additional relationship managers have resulted in growth, as we capitalize on disruption in the market that has been caused by the acquisition of some of the competitors in the markets served by larger institutions.

Total deposits were $1.0 billion at March 31, 2016, a 1.6% increase from December 31, 2015. Non-interest bearing deposits comprised the majority of the increase, and totaled $146.1 million at March 31, 2016. The Company has been able to gather additional non-interest bearing deposits as it increases it commercial relationships. The additional deposits that the Company obtained in the first quarter of 2016 were used to pay down short-term borrowings.

Shareholders’ Equity

Shareholders’ equity totaled $138.2 million at March 31, 2016, an increase of $5.2 million, or 3.9%, from $133.1 million at December 31, 2015. This increase was primarily the result of an increase in accumulated other comprehensive income, net of tax, of $3.2 million and net income of $2.6 million for the three months ended March 31, 2016, offset by dividends declared on common stock of $664 thousand.

On September 14, 2015, the Board of Directors authorized a stock repurchase plan in which the Company may repurchase up to approximately 416,000 shares in the open market. As of March 31, 2016, 61,298 shares were repurchased under the plan at a total cost of $1.1 million.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and other real estate owned totaled $17.4 million at March 31, 2016, a decrease of $638 thousand, or 3.5%, from December 31, 2015.

The allowance for loan losses totaled $13.3 million at March 31, 2016, a decrease of $221 thousand from $13.6 million at December 31, 2015, due to net charge-offs for the period. The allowance for loan losses to nonperforming loans totaled 83.9% at March 31, 2016 compared to 82.0% at December 31, 2015, and the allowance for loan losses to nonperforming loans and restructured loans still accruing totaled 78.7% at March 31, 2016, compared to 78.2% at December 31, 2015. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.66% as of March 31, 2016.

Operating Highlights (Unaudited):
	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share data)	2016	2015

Net income	$2,580	$2,462
Diluted earnings per share	$0.32	$0.30
Dividends per share	$0.08	$0.00
Return on average assets	0.80%	0.85%
Return on average equity	7.64%	7.70%
Net interest income	$8,650	$8,315
Net interest margin	3.06%	3.18%

Balance Sheet Highlights (Unaudited):
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2016	2015	2015

Assets	$1,287,279	$1,292,816	$1,189,420
Loans, gross	804,703	781,713	727,753
Allowance for loan losses	(13,347)	(13,568)	(14,461)
Deposits	1,048,376	1,032,167	945,756
Shareholders' equity	138,247	133,061	131,854
Book value per share	16.68	16.08	15.90
Tangible book value per share (1)	16.66	16.06	15.85

(1) Supplemental Reporting of Non-GAAP-Based Financial Measures

Tangible book value per share is computed by dividing shares outstanding into tangible common equity. Management uses tangible book value per share because it believes such ratio is useful in understanding the Company’s capital position and ratios. A reconciliation of book value per share to tangible book value per share is set forth below.

	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2016	2015	2015

Shareholders' equity	$138,247	$133,061	$131,854
Less: Intangible assets	155	207	363
Tangible equity	$138,092	$132,854	$131,491

Book value per share	$16.68	$16.08	$15.90
Less: Intangible assets per share	0.02	0.02	0.05
Tangible book value per share	$16.66	$16.06	$15.85

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015
Assets
Cash and cash equivalents	$66,915	$28,340	$33,038
Securities available for sale	327,590	394,124	349,827

Loans held for sale	3,499	5,917	5,177

Loans	804,703	781,713	727,753
Less: Allowance for loan losses	(13,347)	(13,568)	(14,461)
Net loans	791,356	768,145	713,292

Premises and equipment, net	29,689	23,960	24,325
Other assets	68,230	72,330	63,761
Total assets	$1,287,279	$1,292,816	$1,189,420

Liabilities
Deposits:
Non-interest bearing	$146,094	$131,390	$129,593
Interest bearing	902,282	900,777	816,163
Total deposits	1,048,376	1,032,167	945,756
Borrowings	87,106	113,651	100,006
Accrued interest and other liabilities	13,550	13,937	11,804
Total liabilities	1,149,032	1,159,755	1,057,566

Shareholders' Equity
Common stock	437	435	430
Additional paid - in capital	124,548	124,317	123,573
Retained earnings	9,855	7,939	4,349
Accumulated other comprehensive income	4,434	1,199	3,522
Treasury stock	(1,027)	(829)	(20)
Total shareholders' equity	138,247	133,061	131,854
Total liabilities and shareholders' equity	$1,287,279	$1,292,816	$1,189,420

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share data)	2016	2015
Interest and dividend income
Interest and fees on loans	$7,991	$7,327
Interest and dividends on investment securities	1,970	1,901
Total interest and dividend income	9,961	9,228
Interest expense
Interest on deposits	1,139	777
Interest on borrowings	172	136
Total interest expense	1,311	913
Net interest income	8,650	8,315
Provision for loan losses	0	0
Net interest income after provision for loan losses	8,650	8,315

Noninterest income
Service charges on deposit accounts	1,303	1,193
Trust department and brokerage income	1,785	1,684
Mortgage banking activities	642	520
Other income	515	442
Investment securities gains	1,420	1,529
Total noninterest income	5,665	5,368

Noninterest expenses
Salaries and employee benefits	6,183	5,900
Occupancy, furniture and equipment	1,312	1,367
Data processing	635	511
Advertising and bank promotions	456	245
FDIC insurance	232	246
Professional services	520	512
Collection and problem loan	52	96
Real estate owned expenses	43	25
Taxes, other than income	155	226
Other operating expenses	1,533	1,378
Total noninterest expenses	11,121	10,506
Income before income tax	3,194	3,177
Income tax expense	614	715
Net income	$2,580	$2,462

Per share information:
Basic earnings per share	$0.32	$0.30
Diluted earnings per share	0.32	0.30
Dividends per share	0.08	0.00
Average shares and common stock equivalents outstanding	8,139,070	8,134,000

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Three Months Ended
	March 31, 2016			March 31, 2015
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$43,242	$65	0.60%	$29,569	$26	0.36%
Securities	363,614	2,142	2.37	356,635	1,905	2.17
Loans	795,785	8,261	4.18	713,330	7,601	4.32
Total interest-earning assets	1,202,641	10,468	3.50	1,099,534	9,532	3.52
Other assets	94,292			81,698
Total	$1,296,933			$1,181,232
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$521,442	$252	0.19	$504,387	$220	0.18
Savings deposits	87,702	35	0.16	87,665	34	0.16
Time deposits	304,800	852	1.12	235,049	523	0.90
Short term borrowings	76,342	66	0.35	78,370	60	0.31
Long term debt	24,459	106	1.74	16,112	76	1.91
Total interest bearing liabilities	1,014,745	1,311	0.52	921,583	913	0.40
Non-interest bearing demand deposits	133,214			118,866
Other	13,206			11,166
Total Liabilities	1,161,165			1,051,615
Shareholders' Equity	135,768			129,617
Total	$1,296,933			$1,181,232
Net interest income (FTE)/net interest spread		9,157	2.98%		8,619	3.12%
Net interest margin			3.06%			3.18%
Tax-equivalent adjustment		(507)			(304)
Net interest income		$8,650			$8,315

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

Nonperforming Assets / Risk Elements (Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015

Nonaccrual loans (cash basis)	$15,906	$16,557	$13,888
Other real estate (OREO)	495	710	1,431
Total nonperforming assets	16,401	17,267	15,319
Restructured loans still accruing	1,044	793	1,096
Loans past due 90 days or more and still accruing	1	24	0
Total risk assets	$17,446	$18,084	$16,415

Loans 30-89 days past due	$1,391	$2,532	$1,631

Asset quality ratios:
Total nonaccrual loans to loans	1.98%	2.12%	1.91%
Total nonperforming assets to assets	1.27%	1.34%	1.29%
Total nonperforming assets to total loans and OREO	2.04%	2.21%	2.10%
Total risk assets to total loans and OREO	2.17%	2.31%	2.25%
Total risk assets to total assets	1.36%	1.40%	1.38%

Allowance for loan losses to total loans	1.66%	1.74%	1.99%
Allowance for loan losses to nonaccrual loans	83.91%	81.95%	104.13%
Allowance for loan losses to nonaccrual and restructured loans still accruing	78.74%	78.20%	96.51%

Roll Forward of Allowance for Loan Losses (Unaudited)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2016	2015

Balance at beginning of period	$13,568	$14,747
Provision for loan losses	0	0
Recoveries	108	49
Loans charged-off	(329)	(335)
Balance at end of period	$13,347	$14,461

About the Company

With nearly $1.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services through 23 banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, our ability to integrate additional teams across all business lines as we continue our expansion into Dauphin and Lancaster counties and fill a void created in the community banking space from the disruption caused by acquisition of several competitors, and our belief that we are positioned to create additional long-term shareholder value from these expansion initiatives.
Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to integrate additional teams across all business lines as we continue our expansion into Dauphin and Lancaster counties fill the void created in the community banking space from the disruption caused by the acquisition of several competitors, or that we are positioned to create additional long-term shareholder value from these expansion initiatives. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the year ended December 31, 2015 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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